UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

June 19, 2006

Date of Report

(Date of earliest event reported)

CORE-MARK HOLDING COMPANY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51515	20-1489747
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

395 Oyster Point Boulevard, Suite 415, South San Francisco, California	94080
(Address of principal executive offices)	(Zip Code)

(650) 589-9445

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On June 19, 2006 Core-Mark Holding Company, Inc. (“Core-Mark”) and its wholly-owned indirect subsidiary Core-Mark Midcontinent, Inc. (“Midcontinent”) completed the acquisition of substantially all of the assets of Klein Candy Co. LP (“Klein”) pursuant to the terms and conditions of an Asset Purchase Agreement entered into with Klein on June 6, 2006. The assets acquired consisted of accounts receivable, inventory, equipment (including vehicles) and other fixed assets, contract rights, prepaid items and other intangibles. In addition Midcontinent also completed the acquisition of the facility and land located in Wilkes-Barre, Pennsylvania used as Klein’s headquarters and distribution center pursuant to a Real Estate Purchase and Sale Agreement entered into with certain partners in Klein on June 6, 2006. The aggregate purchase price paid for the assets and facility at the closing of the transaction, including certain direct costs of the acquisition and payments made to principals of Klein for non-competition agreements, was approximately $56 million in cash (net of acquired cash of approximately $2.5 million). No accounts payable or funded debt obligations were assumed.

Copies of the Asset Purchase Agreement and the Real Estate Purchase and Sale Agreement are included as Exhibits to Core-Mark’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 8, 2006 and are incorporated herein by reference. The summary of the material provisions of the Asset Purchase Agreement and Real Estate Purchase and Sale Agreement set forth above is qualified in its entirety by reference to the Asset Purchase Agreement and Real Estate Purchase and Sale Agreement.

Item 8.01. Other Events.

On June 20, 2006, Core-Mark Holding Company, Inc. (the “Company”) announced that it had completed the acquisition of substantially all of the assets of Klein Candy Co. The text of the press release issued by the Company is furnished as Exhibit 99.1.

Item 9.01. Financial Statement and Exhibits.

(d) Exhibits.

The following are filed as exhibits to this report:

Number	Description
99.1	Press Release of Core-Mark Holding Company, Inc. dated June 20, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 22, 2006

CORE-MARK HOLDING COMPANY, INC.

By:	/s/ James E. Wall
James E. Wall
Senior Vice President – Chief Financial Officer

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EXHIBIT INDEX

Number	Description
99.1	Press Release of Core-Mark Holding Company, Inc. dated June 20, 2006.